Exhibit 99.1

China Ritar Power Corp. Announces the Raising of $12.9 Million in a Registered Direct Offering

Shenzhen, China, October 5, 2009—China Ritar Power Corp. (NASDAQ: CRTP) (the “Company” or “China Ritar”), a leading Chinese manufacturer of lead acid batteries, announced that it has entered into definitive agreements for 2,150,000 shares of common stock at a purchase price of $6.00 per share, for gross proceeds of approximately $12.9 million.  Roth Capital Partners, LLC acted as the sole placement agent for the transaction.

The Company will use approximately half of the proceeds to purchase and install equipment at the new Hengyang industrial park.  China Ritar intends to add 10 new lead acid production lines in 2010 bringing the total number of production lines to 29.  The balance of the proceeds will be used for working capital.

“We would like to express our appreciation to our investors for their support and confidence in China Ritar.  With this additional financing we are in the position to expand our production capacity for lead acid batteries which should help strengthen our position as a high technology battery manufacturer in China and enhance our ability to grow both our revenues and net income,” commented Mr. Jiada Hu, China Ritar's Chairman and CEO.

For more detailed information on the financing referred to in this release, reference is made to the Company’s Form 8-K filing with the Securities and Exchange Commission and related Exhibits thereto.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About China Ritar

China Ritar designs, develops, manufactures and markets environmentally friendly lead acid batteries with a wide range of capacities and applications, including telecommunications, Uninterrupted Power Source (UPS) devices, Light Electrical Vehicles (LEV), and alternative energy production (solar and wind power). China Ritar sells, markets and services six series and 197 models of Ritar-branded, cadmium-free valve-regulated lead-acid (VRLA) batteries.  Products are sold worldwide with sales in 81 countries including China, India, and numerous markets in Europe and the Americas. Additional information can be found at the Company’s website http://www.ritarpower.com.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.